FOR IMMEDIATE RELEASE

         AUDIOVOX CORPORATION REPORTS FISCAL SECOND QUARTER 2004 RESULTS

o Fiscal second quarter 2004 sales increase 45.6%, driven by demand for both electronics and wireless product offerings

o Basic Earnings per share of $0.17 compared to $0.10 in the comparable prior period


Hauppauge, NY, July 15, 2004 . . . Audiovox Corporation (NASDAQ: VOXX) today announced results for its fiscal second quarter ended May 31, 2004.

Net sales for the second quarter of fiscal 2004 were $438.2 million, an increase of 45.6% over $301.0 million reported in the comparable fiscal 2003 period. Net income for the three months ended May 31, 2004 was approximately $3.7 million as compared to $2.1 million in the comparable period in 2003. Earnings per share for the fiscal second quarter of 2004 were $0.17 basic and $0.16 diluted compared to $0.10 basic and $0.09 diluted in the fiscal second quarter of 2003. Net income was positively affected by strong sales in both divisions partially offset by decreased gross margins and increased operating expenses to fund growth.

Audiovox Electronics Corp. (AEC) reported net sales of $148.0 million, an increase of approximately 32.3% versus $111.9 million reported in the comparable period last year. This increase was largely due to increased sales in the mobile electronics and sound product lines as well as sales of $12.7 million related to Audiovox Germany, which was formed in July 2003.

Sales for Mobile Electronics products increased 13.9% to $84.4 million as compared to $74.1 million reported in the fiscal second quarter of 2003. This increase was due primarily to increases in sales of mobile video products. Fiscal second quarter sales in the Sound category increased 349.3% to $44.6 million versus $9.9 million in the comparable prior year period. Sound sales were positively impacted by increased sales of $10.4 million in the satellite radio product line and $12.7 million of Audiovox Germany sales. Consumer Electronics sales decreased 31.6% to $19.0 million versus $27.8 million in the comparable 2003 period as a result of increased competition within the DVD category. The Company does not expect the decrease in Consumer Electronics sales to be a future trend.

The Company's  majority owned subsidiary,  Audiovox  Communications  Corporation
(ACC) posted net sales of $290.2 million, an increase of 53.4% as compared to $189.1 million reported in the second fiscal quarter last year. Unit sales of wireless handsets increased 43.9% to approximately 1.596 million, up from 1.109 million in the second quarter of fiscal 2003. This increase was primarily due to sales of product featuring camera and color displays with CDMA 1x technology.


                                  Exhibit 99.1


                                     - more-

Audiovox Corporation Reports Fiscal Second Quarter 2004 Results
Page 2 of  7

The average selling prices of the company's handsets increased to $170 per unit for the three months ended May 31, 2004 from $161 in the fiscal second quarter last year due to higher selling prices of newly-introduced models.

Commenting on the quarter's performance, John Shalam, Chairman, President and CEO of Audiovox Corporation stated, "I am pleased with the results of this past quarter, in particular the continued growth of AEC. Over the past several years, we have focused on the expansion of both our manufacturing relationships and distribution channels with the major retailers, mass merchants and OEMs. Our product introductions have included portable DVDs, flat panel TVs and satellite radio - all new categories for us. The results speak for themselves as the Electronics Company has consistently delivered to both our top and bottom line performance, posting year-over-year gains in every quarter since 2000. This past quarter was no different, as AEC saw its sales increase over 32% while generating more than two thirds of our overall gross profit."

On June 14, 2004, the Company announced that it had reached a definitive agreement to sell selected wireless assets and certain liabilities (excluding its receivables, inter-company accounts payable, income taxes payable, subordinated debt and certain accrued expenses) to UTStarcom, Inc. (NASDAQ:
UTSI) for a total purchase price of $165.1 million in cash, subject to certain post closing adjustments. The transaction is expected to close in the fourth quarter of this year subject to certain closing conditions including regulatory and third party approvals. This announcement follows the decision by Audiovox to exit the wireless business and focus its energy on expanding its presence in the consumer electronics industry.

Shalam continued, "As we look ahead, we are focused on several objectives. We continue to build the Audiovox brand and have our sights set on making our company a major force in the consumer electronics industry. We have begun to realize gains from some of our past successful acquisitions, including Code-Alarm and the many brands including Jensen and Acoustic Research that were purchased last year. Upon closing of the UTStarcom deal, Audiovox will have a strong balance sheet, significant cash on hand, access to capital and the support infrastructure in place to fuel our growth and further enhance the Audiovox family of brands whether through new products or acquisitions."

Gross Profit

Consolidated gross profit margins for the fiscal second quarter of 2004 decreased to 7.4% from 8.5% in the fiscal second quarter last year, driven primarily by increased sales and lower gross profit margins in the Wireless group over the comparable period in 2003. ACC's gross profit margin decreased from 5.0% in the fiscal second quarter last year to 3.7% in the fiscal second quarter of 2004, primarily due to increased price competition within the wireless industry. As a result, older phone models are sold at lower prices due to short product life cycles and are negatively impacted by introductions of new phones with enhanced technology. AEC's gross profit margin remained steady at 14.5%.


                                  Exhibit 99.1


                                     - more-

Audiovox Corporation Reports Fiscal Second Quarter 2004 Results
Page 3 of  7

Operating Expenses and Operating Income

Operating expenses increased $4.4 million to $27.0 million for the three months ended May 31, 2004, as compared to $22.6 million in the second fiscal quarter of 2003. Audiovox Germany accounted for $3.1 million, or approximately 70% of the increase in operating expenses for the quarter. Major components of this increase were in direct labor, advertising, insurance and office salaries and were seen primarily in the Electronics Group as a result of recent acquisitions and general business growth. As a percentage of net sales, operating expenses decreased to 6.1% versus 7.5% in the comparable period last year.

Wireless operating expenses increased approximately $0.4 million during the fiscal second quarter of 2004, however, as a percentage of their net sales, decreased to 2.6% compared to 3.9% in the fiscal second quarter of 2003. Electronics operating expenses increased approximately $3.9 million due to stronger demand for the company's electronics product offering and the operations of Audiovox Germany, which commenced as a result of the Recoton acquisition. As a percentage of AEC's net sales, operating expenses increased to 10.3% in the fiscal second quarter versus 10.1% in the comparable prior period.

Operating income for the three months ended May 31, 2004 was $5.5 million, compared to $3.1 million in the prior year period. The increase in operating income can be attributed mostly to the Electronics group, who posted operating income of $6.3 million as compared to $4.9 million in the fiscal second quarter last year. The Wireless group recorded operating income of $3.2 million versus $2.1 million in the comparable prior period.

Balance Sheet-Selected Items

Accounts receivable as of May 31, 2004 was $209.6 million compared to $183.8 million as of February 29, 2004 and $266.4 million at November 30, 2003. Inventory as of May 31, 2004 was $276.5 million versus $265.9 million at the end of the first fiscal quarter of 2004 and $219.7 million at November 30, 2003. ACC and AEC inventory levels as of May 31, 2004 were $129.2 million and $147.3 million, respectively. The Company's stockholders equity as of May 31, 2004 was $330.8 million.

Six-Month Results

For the six month period ended May 31, 2004, the Company reported net sales of $815.1 million, an increase of 36.3% over $597.8 million reported for the comparable prior period. AEC posted net sales of $284.6 million, an increase of 48.1% over $192.2 million reported for the six month period ended May 31, 2003. This increase was largely due to increased sales in the sound and consumer electronics product lines as a result of new product introductions and the addition of $28.5 million in sales by Audiovox Germany as well as increased sales of $21.1 million from satellite radio. During the first six months of fiscal 2004, sales of Mobile Electronics, Consumer Electronics and Sound products increased 7.0%, 25.3% and 323.3%, respectively.



                                  Exhibit 99.1


                                     - more-

Audiovox Corporation Reports Fiscal Second Quarter 2004 Results
Page 4 of  7

ACC posted net sales of $530.5 million, an increase of 30.8% over $405.7 million for the comparable six month period last year. Unit sales of wireless handsets increased 24.1% to approximately 2.9 million units from approximately 2.3 million units for the six month 2003 period. The average selling price of the Company's handsets increased to $174 per unit for the six months ended May 31, 2004 from $166 per unit in 2003 due to higher selling prices of new product introductions. As a percentage of net sales for the six- months ended May 31, 2004 period, ACC represented 65% of sales and AEC 35% compared to 68% and 32% respectively, for the comparable period in fiscal 2003.

Both the Wireless and Electronics Groups experienced a decline in margins, as the consolidated gross profit margin for the six months ended May 31, 2004 was 7.8%, compared to 8.5% in 2003. Margins in the Wireless Group were 3.9% compared to 5.2% in 2003 and margins in the Electronics Group were 15.1% compared to 15.5% in 2003. This decrease in the Electronics Group was due to increased price compression in electronics products sold through consumer channels, which carry a lower gross margin as opposed to other product lines. Specifically, gross margins were adversely impacted by the sale of older DVD players, flat panel TV's and FRS radios as the selling price for these older items has declined as a result of new product introductions within these categories. Even though margins are down in both Groups, the change in the mix of sales between Wireless and Electronics has affected the consolidated margins in a favorable way as Electronics represented a higher percentage of year-over-year sales, and since Electronics products typically carry higher gross profit margins than Wireless.

Operating expenses increased to $55.7 million for the six months ended May 31, 2004 as compared to $43.6 million in the comparable 2003 period. Audiovox Germany accounted for approximately 60.0% of the increase. As a percentage of net sales, operating expenses decreased to 6.8% for the six months ended May 31, 2004 from 7.3% in the six month 2003 period. Operating income for the six months ended May 31, 2004 was $8.1 million compared to $7.5 million for the comparable six month 2003 period.

As a result of strong sales in both divisions, net income for the six-months ended May 31, 2004 was $5.5 million compared to $3.3 million for the six months ended May 31, 2003. Net income per common share was $0.25 basic and diluted as compared to $0.15 basic and diluted in the comparable six-months of fiscal 2003.

Conference Call

Audiovox Corporation will be hosting a results conference call later this morning at 10:00 a.m. EDT. Interested parties may participate in a listen-only mode via a real-time web cast by visiting the company's web site at http://www.audiovox.com.

About Audiovox

Audiovox Corporation is an international leading company in consumer electronics and communications. The Company conducts its business through subsidiaries and markets its products both domestically and internationally under its own brands.


                                  Exhibit 99.1


                                     - more-

Audiovox Corporation Reports Fiscal Second Quarter 2004 Results
Page 5 of  7

It also functions as an OEM (Original Equipment Manufacturer) supplier to several customers. For additional information, please visit Audiovox on the Web at http://www.audiovox.com.

Safe-Harbor Language

Except for historical information contained herein, statements made in this release that would constitute forward-looking statements may involve certain risks and uncertainties. All forward-looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statement. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to, risks that may result from changes in the Company's business operations; our ability to keep pace with technological advances; significant competition in the mobile and consumer electronics businesses as well as the wireless business; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; the possibility that the review of our prior filings by the SEC may result in changes to our financial statements; and the possibility that stockholders or regulatory authorities may initiate proceedings against Audiovox and/or our officers and directors as a result of any restatements. Risk factors associated with our business, including some of the facts set forth herein, are detailed in the Company's Form 10-K for the fiscal fourth quarter and year ended November 30, 2003 and Form 10-Q for the fiscal second quarter ended May 31, 2004.

Company Contact:                   Public and Investor Relations Contact:
C. Michael Stoehr, SVP/CFO         Glenn Wiener
Audiovox Corporation               GW Communications
(631) 231-7750                     (212) 786-6011 or gwiener@GWCco.com

                              - Tables to Follow -

                                  Exhibit 99.1


                                               AUDIOVOX CORPORATION AND SUBSIDIARIES
                                                Consolidated Statements of Earnings
                                  For the Three and Six Months Ended May 31, 2003 and May 31, 2004
                                           (In thousands, except share and per share data)
                                                            (unaudited)


                                                                       Three Months Ended                 Six Months Ended
                                                                   ---------------------------      ---------------------------
                                                                     May 31,         May 31,            May 31,        May 31,
                                                                       2003           2004               2003           2004
                                                                   ------------   ------------      ------------   ------------

Net sales                                                          $    301,010   $    438,199      $    597,828   $    815,083
Cost of sales                                                           275,398        405,751           546,748        751,269
                                                                   ------------   ------------      ------------   ------------
Gross profit                                                             25,612         32,448            51,080         63,814
                                                                   ------------   ------------      ------------   ------------

Operating expenses:
   Selling                                                                8,275          9,979            15,577         19,899
   General and administrative                                            12,889         14,641            25,195         31,747
   Warehousing and technical support                                      1,394          2,319             2,793          4,022
                                                                   ------------   ------------      ------------   ------------
       Total operating expenses                                          22,558         26,939            43,565         55,668
                                                                   ------------   ------------      ------------   ------------

Operating income                                                          3,054          5,509             7,515          8,146
                                                                   ------------   ------------      ------------   ------------

Other income (expense):
   Interest and bank charges                                             (1,013)        (1,961)           (2,118)        (3,397)
   Equity in income of equity investees                                     743          1,520             1,114          2,523
   Other, net                                                               571            447              (527)         1,299
                                                                   ------------   ------------      ------------   ------------
       Total other income (expense), net                                    301              6            (1,531)           425
                                                                   ------------   ------------      ------------   ------------

Income before provision for income taxes and minority interest            3,355          5,515             5,984          8,571
Provision for income taxes                                                  918          1,294             1,958          2,094
Minority interest expense                                                  (363)          (544)             (743)          (930)
                                                                   ------------   ------------      ------------   ------------

Net income                                                         $      2,074   $      3,677      $      3,283   $      5,547
                                                                   ============   ============      ============   ============

Net income per common share (basic)                                $       0.10   $       0.17      $       0.15   $       0.25
                                                                   ============   ============      ============   ============

Net income per common share (diluted)                              $       0.09   $       0.16      $       0.15   $       0.25
                                                                   ============   ============      ============   ============

Weighted average number of common shares outstanding (basic)         21,834,099     21,950,898        21,834,099     21,936,577
                                                                   ============   ============      ============   ============
Weighted average number of common shares outstanding (diluted)       21,873,875     22,436,045        21,949,521     22,345,345
                                                                   ============   ============      ============   ============


                                                       Exhibit 99.1

                      AUDIOVOX CORPORATION AND SUBSIDIARIES
                           Consolidated Balance Sheets
                 (In thousands, except share and per share data)


                                                                                                      November 30,         May 31,
                                                                                                          2003               2004
                                                                                                      ----------         ----------
                                                                                                                         (unaudited)
Assets
  Current assets:
     Cash                                                                                              $   4,702         $   5,152
     Accounts receivable, net                                                                            266,421           209,603
     Inventory, net                                                                                      219,664           276,526
     Receivables from vendors                                                                              7,830            11,401
     Prepaid expenses and other current assets                                                            12,371            12,991
     Deferred income taxes                                                                                 9,531             7,854
                                                                                                       ---------         ---------
         Total current assets                                                                            520,519           523,527
  Investment securities                                                                                    9,512             8,045
  Equity investments                                                                                      13,142            12,662
  Property, plant and equipment, net                                                                      20,242            19,829
  Excess cost over fair value of assets acquired                                                           7,532             7,019
  Intangible assets                                                                                        8,043             8,043
  Other assets                                                                                               713               573
                                                                                                       ---------         ---------
                                                                                                       $ 579,703         $ 579,698
                                                                                                       =========         =========
Liabilities and Stockholders' Equity
  Current liabilities:
     Accounts payable                                                                                  $  94,864         $  80,261
     Accrued expenses and other current liabilities                                                       42,816            38,037
     Accrued sales incentives                                                                             21,894            11,466
     Income taxes payable                                                                                 13,218            11,277
     Bank obligations                                                                                     39,940            69,643
     Current portion of long-term debt                                                                     3,433             2,747
                                                                                                       ---------         ---------
         Total current liabilities                                                                       216,165           213,431
  Long-term debt                                                                                          18,289            15,719
  Capital lease obligation                                                                                 6,070             6,038
  Deferred income taxes                                                                                    3,178             1,645
  Deferred compensation                                                                                    5,280             6,185
                                                                                                       ---------         ---------
         Total liabilities                                                                               248,982           243,018
                                                                                                       ---------         ---------
  Minority interest                                                                                        4,993             5,922
                                                                                                       ---------         ---------
  Commitments and contingencies
  Stockholders' equity:
     Preferred stock, $50 par value; 50,000 shares authorized and outstanding, liquidation
         preference of $2,500 per share                                                                    2,500             2,500
     Series preferred stock $.01 par value, 1,500,000 shares authorized; no shares issued or
         outstanding                                                                                        --                --
     Common stock:
         Class A $.01 par value; 60,000,000 shares authorized; 20,728,382 and
           20,772,846 shares issued at November 30, 2003 and May 31, 2004, respectively; and 19,655,645 and
           19,701,889 shares outstanding at November 30, 2003 and May 31, 2004, respectively                 207               208
         Class B $.01 par value convertible; 10,000,000 shares authorized; 2,260,954 shares issued
           and outstanding                                                                                    22                22
     Paid-in capital                                                                                     252,104           252,752
     Retained earnings                                                                                    80,635            86,182
     Accumulated other comprehensive loss                                                                 (1,229)           (2,409)
     Treasury stock, at cost, 1,072,737 and 1,070,957 shares of Class A common stock at
         November 30, 2003 and May 31, 2004, respectively                                                 (8,511)           (8,497)
                                                                                                       ---------         ---------
         Total stockholders' equity                                                                      325,728           330,758
                                                                                                       ---------         ---------
         Total liabilities and stockholders' equity                                                    $ 579,703         $ 579,698
                                                                                                       =========         =========

                                                       Exhibit 99.1